Exhibit 23.3

LETTER OF CONSENT

I, Cashel Meagher, P.Geo., refer to the Registration Statement on Form S-8 of HudBay Minerals Inc. (the “Company”) pertaining to the Company’s Amended and Restated Long Term Equity Plan filed with the Securities and Exchange Commission (including all exhibits, the “Registration Statement”).

I consent to the incorporation by reference into the Registration Statement on Form S-8 of the appearance of my name in the Company’s Annual Report on Form 40-F, dated on March 31, 2014 (File No. 001-34244).

Yours very truly,

/s/ Cashel Meagher
Cashel Meagher, P.Geo.

Dated: June 27, 2014